Exhibit 99.1

For Immediate Release

Starwood Property Trust, Inc. Reports Results for the Quarter Ended September 30, 2012

— Quarterly Core Earnings of $0.50 per diluted Common Share —

— Raises Core Earnings Guidance for 2012 —

—  Invested Nearly $600 Million in the Quarter —

— Declares Dividend of $0.44 per Share for Fourth Quarter 2012

GREENWICH, Conn., November 07, 2012 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) (the “Company” or “we”) today announced operating results for the third quarter ended September 30, 2012.  The Company’s Core Earnings, a Non-GAAP financial measure, were $58.8 million, or $0.50 per diluted share, for the quarter, an increase of 49% compared to $39.3 million, or $0.42 per diluted share, for the third quarter of 2011.  Core Earnings for the first nine months of 2012 were $163.8 million, or $1.52 per diluted share, an increase of approximately 19% over the per diluted share amount for the same period in the prior year of $1.28 per diluted share. Core Earnings for the third quarter 2012 includes $9 million, or $0.08 per diluted share, of income related to the sale of securities.

Net income attributable to the Company for the three and nine months ended September 30, 2012 was approximately $50.2 million and $144.9 million, respectively, compared to $14.5 million and $78.3 million, respectively, for the same period in 2011.  Net income per diluted share outstanding for the third quarter 2012 was $0.43, compared to $0.15 in 2011.  For first nine months ended September 30, 2012, net income per diluted share increased over 43% to $1.34 compared to $0.94 for the same period ended September 2011.

“We are pleased to have closed nearly $600 million in new investments during the third quarter, as well as just over $500 million of new investments funded thus far in the fourth quarter,” said Barry Sternlicht, Chairman and CEO of Starwood Property Trust.  “Two of our significant competitive advantages are our scale and our seasoned origination platform.  Our scale, deep market knowledge, and ability to execute quickly allows us to serve as a one-stop financing solution for the entire capital stack on large assets and earn ‘better than market’ returns for our shareholders. Second, our origination platform, with our deep industry relationships and ability to deal with complexity, enables us to find high quality investments in a competitive environment.”

Mr. Sternlicht continued, “Additionally, we have maintained our margin of safety.  Our loan portfolio’s current loan-to-value of 63% has declined as the overall value of the collateral securing our loans has increased over time. Finally, with nearly a half billion dollars in potential investments currently under term sheets and in due diligence, our strong investment pace should continue into next year. We are well capitalized and remain committed to increasing shareholder value as we grow.”

Investment Portfolio

The Company invested $599.0 million during the third quarter of 2012, primarily in the origination and acquisition of new investments, as well as through additional funding on existing loans, bringing the total gross capital deployed since inception to $5.7 billion. The Company has reinvested just under $2.0 billion of gross capital since inception.  The net investment balance as of September 30, 2012 was $2.2 billion.

The carrying amount of the Company’s target assets held for investment was approximately $3.1 billion at end of the third quarter 2012, which the Company expects will generate an annualized levered return of between 11.6% and 12.1% on an annually compounded basis over the life of the investment.

The $599.0 million of new investments during the third quarter of 2012 included the following significant transactions:

July 2012

•                  Originated a $51.5 million first mortgage collateralized by three hotels located in NC, NJ and VA.  The loan has an initial term of two years with three one-year extension options.

•                  Purchased a 50% undivided participation interest  in a EUR-denominated mezzanine loan for $68.4 million (“Le Méridien Loan”) from an independent third party.  The Le Méridien Loan has an initial term of two years with an option to extend for an additional year, subject to certain conditions, an interest rate of 12.5%, an upfront fee of 2.0% and a prepayment fee of 1.0%.

August 2012

•                  Originated a $28.4 million B-Note as part of a $113.0 million first mortgage co-origination with a third party, which is secured by the leasehold interests in a two property portfolio comprised of the mixed use Radisson Hotel Fisherman’s Wharf and retail in San Francisco, CA, and the Hilton Harbor Island Hotel in San Diego, CA. The Company has funded $27.4 million with a contingent future funding obligation of $1.0 million, and an initial term of three years with two one-year extension options.

•                  Originated a $46.0 million first mortgage collateralized by a 315-room Hilton hotel in Rockville, MD.  The initial term of the loan is three years, with two one-year extension options.

•                  Acquired a $250.0 million participation in the most senior tranche of a multi-tranche mezzanine loan that is secured primarily by the indirect equity interests in subsidiaries which own substantially all of the assets of a worldwide operator of hotels, resorts, and timeshare properties.  The Company acquired this investment at a discounted price of $233.75 million with financing provided by the seller.

September 2012

•                  Originated a $61.0 million first mortgage collateralized by two Class B+/A- office buildings located in Glendale, CA. The term of the loan is three years, with two one-year extension options.

In addition, throughout the third quarter the Company acquired additional RMBS positions with an aggregate face value of $161.3 million at an aggregate discount of $65.5 million.

Starwood Property Trust, Inc. Investments as of September 30, 2012

(Unaudited, amounts in thousands)

Investment	Face Amount	Carry Value (1)	Existing Leverage (2)	Net Investment	Return on Asset	Leveraged Return (3)	Optimal Leveraged Return (4)
First mortgages held for investment	$1,402,755	$1,362,605	$655,838	706,767	7.7%	10.6%	11.6%
Subordinated mortgages held for investment	390,376	356,762	53,549	303,213	11.5%	13.1%	13.6%
Mezzanine loans held for investment	885,450	861,422	158,750	702,672	10.8%	12.2%	12.2%
CMBS available-for-sale at fair value	523,619	528,965	294,284	234,681	7.0%	11.0%	11.0%
Total target portfolio	$3,202,200	$3,109,754	$1,162,421	1,947,333	8.9%	11.6%	12.1%
RMBS available-for-sale at fair value	510,917	337,900	145,089	192,811	10.5%
Other investments and loans transferred in secured borrowings	162,263	161,771	88,268	73,503
Total investments	$3,875,380	$3,609,425	$1,395,778	$2,213,647

(1)

The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/ (losses) on the fair value of the securities and purchase discount.

(2)

Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset. Excludes financing of $1.9 million related to the prepayment of a loan in September 2012. Amounts were remitted in October 2012. The $2.2 million loan receivable is record in Other Assets and the corresponding financing is recorded in secured financing agreements on the condensed consolidated balance sheet.

(3)

Leveraged returns for target investments as of September 30, 2012 are the compounded effective rate of return earned over the life of the investment determined after the effects of existing and projected leverage, and calculated on a weighted average basis. The levered returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings with the Securities and Exchange Commission. Levered returns are based upon management’s assumptions, which the Company believes are reasonable. The levered returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these levered returns assume interest rates remain at current levels and (ii) the Company assumes that the leverage levels existing at September 30, 2012 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter. However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)

The optimal leveraged return is calculated in the same manner as the leveraged return except that (i) the assumed financing on any investments that are less than fully leveraged as of September 30, 2012 is increased to the full advance amount available under the Company’s credit facilities that has either been approved or is expected to be approved by the respective lender, and (ii) the Company assumes that $94.5 million of A-notes designated for sale had been sold as of September 30, 2012 at approximately par. Had such sales been consummated as of September 30, 2012, the balance of investment in first mortgages would have been $1.3 billion.

Loan to Value of Portfolio

The following table reflects the weighted average loan-to-value (“LTV”) ratio of the Company’s loan portfolio as of September 30, 2012:

Weighted Average LTV of Loan Portfolio (1)

	First Mortgages	Subordinated Mortgages	Mezzanine	Total (2)
Beginning LTV	0.0%	45.3%	44.9%	21.5%
Ending LTV	59.7%	75.4%	62.3%	62.8%

(1)          Underlying property values are determined by the Company’s management based on its ongoing asset assessments, and loan balances are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan.  Excludes CMBS, RMBS, and Other Investments and loans transferred in secured borrowings.

(2)          Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages and mezzanine loans).

Investment Activity Subsequent to Quarter-End

Since October 1, 2012, the Company originated and/or acquired $482.3 million of new loan investments, which includes the following significant transactions:

•                  Co-originated, through a joint venture, a $475.0 million first mortgage and mezzanine financing for the acquisition and redevelopment of a 10-story retail building located at 701 Seventh Avenue in the Times Square area of Manhattan. Of the total loan amount, $375.0 million was funded at closing.  An additional $100.0 million will be funded during the redevelopment period as the project reaches certain milestones during the transformation of the property.  Sold, together with the joint venture, a 25 percent participation in both the first mortgage and mezzanine loan to Vornado Realty Trust (NYSE : VNO).

•                  Originated a $126.0 million first mortgage secured by a 25 story Class A office tower located at 100 Montgomery Street, San Francisco, CA. The loan has an initial funding of $115.5 million with a future funding obligation of $10.5 million for tenant improvements and leasing commissions.   The loan has a three-year term with two one-year extensions.

•                  Purchased the senior participation in a whole loan secured by an office building located in Washington DC for $45.6 million.  The loan has a three-year term with two one-year extensions.

In addition, the Company acquired additional RMBS positions with an aggregate face value of $53.8 million at an aggregate discount of $20.7 million.

Investment Capacity

As of November 5, 2012, the Company had approximately $191 million of available cash and equivalents, approximately $142.0 million of net equity invested in RMBS that are classified as available-for-sale and $228.0 million of approved but undrawn capacity under existing financing facilities.  Accordingly, the Company has the capacity to acquire or originate an additional $450.0 million to $600.0 million of new investments.  The Company expects to receive aggregate cash proceeds from loan and security repayments, net of any required debt repayments, of approximately $36.7 million during the four quarters ending September 30, 2013.  In addition, over the short term, the Company expects to obtain additional secured financing facilities to further augment its investment capacity and fund certain investments in its pipeline.

Investment Pipeline

As of November 5, 2012, the Company had approximately $414.1million of loans and investments in various stages of due diligence that are under term sheets and which will require a net equity investment of approximately $295.8 million.  Although the Company expects that it will be able to close a majority of these opportunities in the next 45 to 60 days, there can be no assurance in this regard.

October Equity Offering

On October 10, 2012, the Company completed an underwritten public offering of 18,400,000 shares of the Company’s common stock at a price of $22.74 for total estimated gross proceeds of approximately $418.4 million.

Financing Activities

As of September 30, 2012, the Company had an aggregate outstanding balance of approximately $1.3 billion under its 11 financing facilities.  Recent material financing activities include the following:

•                  Entered into a Purchase and Repurchase Agreement and Securities Contract with Onewest Bank, FSB.  At closing, the Company transferred loan investments to Onewest in exchange for a $78.3 million advance.  Borrowings under the Onewest Repurchase Agreement accrue interest at a pricing rate of one-month LIBOR plus a margin of 3.0%.  The initial maturity date of the facility is July 3, 2015 with two one-year extension options, subject to certain conditions.

•                  Entered into a $250.0 million Senior Secured Revolving Credit Facility.  The facility matures 364 days from closing, and may be extended from time to time, provided the aggregate tenure shall not exceed four years.  The facility is secured by each loan for which financing has been provided as well at least $500.0 million in market value of additional preapproved unencumbered senior, subordinate, and mezzanine loan assets.  The facility is full recourse to the Company.

•                  Acquired a $250.0 million participation in a mezzanine loan with $158.75 million being financed by the seller as described in the investment activity section above.  The credit facility with the seller accrues interest at one-month LIBOR plus a spread of 3.70%. The maturity date of the facility is September 15, 2015.

Additionally, the sale of senior notes (A-Notes) has become an increasingly important part of the Company’s financing strategy.  The Company has recently executed this strategy in the following transactions:

•                  In September, 2012, the Company sold the $36.1 million A-Note component of a $51.5 million originated first mortgage collateralized by three hotels located in North Carolina, New Jersey, and Virginia, which is discussed in the investment activity section above.  The Company retained the $15.4 million B-Note.

•                  In October 2012, the Company sold the $94.5 million A-Note component of a $135.0 million first mortgage loan on two Class B office buildings located in the SoHo district of Midtown Manhattan.  The Company retained the $40.5 million B-Note.  The Company originated the first mortgage loan during the second quarter of 2012.

Book Value and Fair Value Net of Minority Interest

The fair value of the Company’s net assets at September 30, 2012 was approximately $20.13 per fully diluted share.  On a fully diluted basis, the Company’s GAAP book value at September 30, 2012 was $19.56 per share.  Pro forma for the Company’s October 2012 equity issuance, the fair value of the Company’s net assets at September 30, 2012 was $20.48 per fully diluted share and the Company’s GAAP book value at September 30, 2012 was $19.98 per fully diluted share.

Dividend

On November 6, 2012, the Company’s Board of Directors declared a dividend of $0.44 per share of common stock for the quarter ending December 31, 2012.  The dividend is payable on January 15, 2013 to common stockholders of record as of December 31, 2012.

The Company has decided to “true-up” its required dividend distribution with a fourth quarter extraordinary distribution.  For 2012, the Company’s Board of Directors expects to pay an extraordinary dividend with the amount to be determined by the end of the fourth quarter.

2012 Guidance

For 2012, the Company is increasing its estimate of Core Earnings to a range of $1.85 to $1.95 per diluted share from $1.80 to $1.90.  This guidance does not include the impact of any incremental (i) investments beyond the Company’s existing pipeline or (ii) capital markets transactions.  In addition, this guidance reflects the Company’s estimates on the (i) yield on existing investments; (ii) amount and timing of capital deployment and (iii) cost of and continued access to additional financing.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company’s management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Wednesday November 7, 2012 at 10:00 a.m. Eastern Time to discuss third quarter results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-877-548-7915

International:  1-719-325-4901

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  7688914

The playback can be accessed through November 21, 2012.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. (the “Company”) is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities (“CMBS”), and other commercial real estate-related debt investments. The Company refers to commercial mortgage loans, other commercial real estate debt investments, CMBS, and other commercial real estate-related debt investments as the Company’s target assets.   The Company also invests in residential mortgage-backed securities (“RMBS”) and residential real estate owned, and may invest in non-performing loans, commercial properties subject to net leases and residential mortgage loans.  The Company is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share data)

	For the Three-Months Ended September 30,		For the Nine-Months Ended September 30,
	2012	2011	2012	2011
Net interest margin:
Interest income from mortgage-backed securities	$16,585	$6,195	$40,404	$20,176
Interest income from loans	56,261	51,879	179,078	125,643
Interest expense	(12,030)	(7,321)	(34,345)	(21,723)
Net interest margin	60,816	50,753	185,137	124,096
Expenses:
Management fees (including $4,097 and $2,922 for the three-months ended September 30, 2012 and 2011 and $11,926 and $10,268 for the nine-months ended September 30, 2012 and 2011 of non-cash stock-based compensation)	14,659	10,004	42,673	29,014
Acquisition and investment pursuit costs	622	1,201	2,737	1,820
General and administrative (including $139 and $69 for the three-months ended September 30, 2012 and 2011 and $370 and $164 for the nine-months ended September 30, 2012 and 2011 of non-cash stock-based compensation)	3,084	2,177	8,838	7,041
Total expenses	18,365	13,382	54,248	37,875
Income before other income (expense) and income taxes	42,451	37,371	130,889	86,221
Interest income from cash balances	66	63	180	326
Other income (expense)	621	975	2,923	1,422
Other-than-temporary impairment (“OTTI”), net of $1,354 and $0 recognized in other comprehensive income (loss) for the three-months ended September 30, 2012 and 2011 and $2,793 and $0 recognized in other comprehensive income (loss) for the nine-months ended September 30, 2012 and 2011	(676)	(892)	(2,728)	(2,621)
Net gains on sales of investments	9,017	4,961	19,147	20,836
Net realized foreign currency gains (losses)	(337)	(61)	8,515	(63)
Net gains (losses) on currency hedges	(7,510)	8,617	(10,392)	(2,382)
Net gains (losses) on interest rate hedges	(51)	(19,171)	608	(25,982)
Net losses on credit hedges	—	2,259	—	3,730
Net change in unrealized gains (losses) on loans held-for-sale at fair value	—	(10,679)	(5,760)	(1,725)
Unrealized foreign currency remeasurement (losses) gains	7,062	(9,403)	2,707	(4,245)
Income before income taxes	50,643	14,040	146,089	80,281
Income tax provision	(301)	463	(840)	741
Net Income	50,342	14,503	145,249	79,540
Net income attributable to non-controlling interests	130	25	388	1,191
Net income attributable to Starwood Property Trust, Inc.	$50,212	$14,478	$144,861	$78,349

Net income per share of common stock:
Basic	$0.43	$0.16	$1.34	$0.95
Diluted	$0.43	$0.15	$1.34	$0.94

Distributions declared per common share	$0.44	$0.44	$1.32	$1.30

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.   For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.  The definition of Core Earnings was amended effective for the first quarter of 2012 to allow for the exclusion of certain non-cash adjustments as determined by the manager and approved by the Company’s independent directors.

September 30, 2012 Reconciliation of Net Income to Core Earnings (amounts in thousands except per share data)

	Three-Months Ended September 30, 2012		Nine-Months Ended September 30, 2012
	Reported Amount	Per Diluted Share	Reported Amount	Per Diluted Share

Net income attributable to Starwood Property Trust, Inc.	$50,212	$0.43	$144,861	$1.34
Add back for net change in unrealized loss on loans held for sale at fair value	—	—	5,760	0.05
Add back/subtract for unrealized loss (gain) on interest rate hedges	77	0.00	(9,991)	(0.09)
Add back for other-than-temporary impairment (“OTTI”)	676	0.01	2,728	0.03
Subtract for unrealized foreign currency gain	(7,066)	(0.06)	(2,707)	(0.03)
add back for unrealized loss on currency hedges	8,173	0.07	13,320	0.12
Add back for management incentive fee	2,101	0.01	7,487	0.08
Add back for non-cash stock based compensation	4,236	0.04	12,296	0.11
Subtract for realized OTTI for sold securities	—	0.00	(105)	(0.00)
Add back for depreciation expense	78	0.00	78	0.00
Add back/subtract for gain (loss) loss from effective hedge termination (1)	325	0.00	(9,913)	(0.09)
Core Earnings	$58,812	$0.50	$163,814	$1.52

(1) In February 2012, the Company’s GBP-denominated loan prepaid.  At the time of purchase, the Company hedged its exposure to fluctuations in the GBP/USD exchange rate through a series of foreign exchange forward contracts.  As a result of the loan being prepaid in February 2012, the foreign exchange forward contracts, which were in a loss position of approximately $10.0 million, were no longer necessary hedges.   The Company determined it was more cost effective to lock-in the amount of the loss on the contracts by entering into new derivative contracts with a separate counterparty than to terminate the contracts.  Because the original contracts remain in place, the loss has not been “realized” (as that term is defined in GAAP) even though the Company has effectively locked-in the loss.  In accordance with the Company’s amended definition of Core Earnings, management determined to reduce Core Earnings for the first quarter by an aggregate $10.0 million of unrealized loss because it believes this represented a non-standard transaction.  Adjustments subsequent to the first quarter of 2012 are being made such that the appropriate amount of Core Earnings is reported as the these offsetting contracts mature.

September 30, 2011 Reconciliation of Net Income to Core Earnings (amounts in thousands except per share data)

	Three-Months Ended September 30, 2011		Nine-Months Ended September 30, 2011
	Reported Amount	Per Diluted Share	Reported Amount	Per Diluted Share

Net income attributable to Starwood Property Trust, Inc.	$14,478	$0.15	$78,349	$0.94
Add back for net change in unrealized gain on loans held for sale at fair value	10,679	0.11	1,725	0.02
Add back for unrealized loss on interest rate hedges	6,869	0.08	11,099	0.13
Add back for other-than-temporary impairment (“OTTI”)	892	0.01	2,621	0.03
Add back unrealized foreign currency loss	9,403	0.10	4,245	0.05
Subtraction for unrealized gain on currency hedges	(8,703)	(0.09)	(2,674)	(0.03)
Add back for unrealized loss on credit hedges	2,280	0.02	(161)	(0.00)
Add back for management incentive fee	432	0.01	1,178	0.01
Add back for non-cash stock based compensation	2,991	0.03	10,432	0.13
Core Earnings	$39,321	$0.42	$106,814	$1.28

Contact: Investor Relations

Phone:  203-422-7788

Email: investorrelations@stwdreit.com